EXHIBIT 99.1

New Leap, Inc.

Subscription Agreement

1. Investment:

The undersigned (“Buyer”) subscribes for ____________ shares of Common Stock of New Leap, Inc. (“Shares” and “Company”, respectively) at $0.025 per share.

Total subscription price ($0.025 times the number of Shares): = $_____________________.

2. Investor information:

Name (type or print) __________________________________________________

SSN/EIN/Taxpayer I.D. ________________________________________________

Address: __________________________________________________________

E-Mail address: _____________________________________________________

Mailing Address (if different from above): _________________________________

Street/City/Country

Phone: ____________________________________________________________

3. Type of ownership:

(You must check one box)

____Individual

____Custodian for

____Tenants in Common

____Uniform Gifts to Minors Act of the State of: __________

____Joint Tenants with rights of Survivorship

____Corporation (Inc., LLC, LP) – Please List all officers, directors, partners, managers, etc.: ___________

____Trust Community Property

____Other (please explain)

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4. Further Representations, Warrants and Covenants.

Buyer hereby represents warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(d) Buyer acknowledges that that there is no minimum number of shares of common stock that must be sold in order for the Company’s offering to close.

5. Acceptance of Subscription.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription in its sole and complete discretion. If this subscription is rejected, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.

6. Governing Law.

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

__________________________________

Signature of Buyer

__________________________________

Printed Name

__________________________________

Date

INVESTOR SUBSCRIPTION ACCEPTED AS OF ____ day of _____, 2017.

NEW LEAP, INC.

By:   ________________________________

         President

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